Exhibit 10.2

Corporate Headquarters	Silicon Valley Office
2855 E. Cottonwood Parkway, Suite 100	2130 Gold St. Ste 200
Salt Lake City, Utah 84121	Alviso, CA 95002

August 4, 2011

Mr. Richard W. Boberg

875 Chapman Street

San Jose, CA 95126

Dear Richard:

As you know, Fusion-io, Inc. (the “Company”, “Fusion-io”, or “we”) is in the process of acquiring IO Turbine, Inc. (the “Transaction”). We at the Company are very excited about the addition of IO Turbine, Inc., and in particular, we are looking forward to the addition of your experience and expertise to Fusion-io. Accordingly, we are pleased to offer you the position of EVP, General Manager of Virtualization Solutions at Fusion-io, which is a full-time, exempt position, reporting to David A. Flynn, the Company’s Chief Executive Officer and President. This letter describes the essential elements of Fusion-io’s offer of employment to you.

Effective Date:	It is anticipated that your employment with the Company will commence upon the closing of the Transaction (the “Closing Date”), unless the Company notifies you otherwise in writing (the “Effective Date”) If the Transaction does not close, this offer letter will be of no effect and you will have no rights or entitlements hereunder.

Compensation:

Base Salary:	You will be paid a starting annual base salary of $210,000, payable in semi-monthly increments and in accordance with Fusion-io’s standard payroll policies and practices (the “Base Salary”).

MBO Bonus:	You will be eligible for the Company’s annual MBO bonus program of up to 50% of your annual base pay, payable at management’s discretion based on achievement of individual and Company performance objectives to be determined and paid in accordance with Fusion-io’s policies regarding incentive compensation awards (the “Target Bonus”).

Equity Award:	Subject to the closing of the Transaction, we will recommend to the Compensation Committee of our Board of Directors (the “Compensation Committee”) that you be granted a restricted stock unit award under the Company’s 2011 Equity Incentive Plan (the “Equity Plan”) covering 88,905 units (the “RSU Award”). Each unit will represent the right to receive one share of Fusion-io common stock on the date of vesting. The RSU Award will be subject to the terms and conditions applicable to RSUs granted under the Equity Plan, as described therein and as set forth in the restricted stock unit agreement to which you agree to enter with the Company once the RSU Award has been granted. Subject to the acceleration provisions provided below, the RSU Award will be subject to the following four (4) year vesting schedule: 1/24th of the restricted stock units subject to the RSU Award will vest each month beginning one (1) month following the two (2) year anniversary of the Closing Date (and thereafter, on the same day of the month as the Closing Date). All vesting will be subject to your continued employment with the Company through applicable vesting dates.

Benefits:	To the extent that you are eligible, as a full-time employee of the Company you will be entitled to participate in Fusion-io’s employee benefit plans, including our health insurance and 401(k) plans, which are generally available on a group basis to employees of the Company.

Termination of Employment:	If, within the twelve (12) month period following a Change of Control (as defined below) of the Company, the Company terminates your employment other than for Cause (as defined below), death or disability or you resign your employment for Good Reason (as defined below), and, in each case, provided you sign and not revoke a general release of claims in a form reasonably acceptable to the Company and in a manner that is otherwise consistent with the terms of this letter (the “Release”), you will be entitled to (1) receive a lump sum payment equal to your twelve (12) months of Base Salary as then in effect plus one hundred percent (100%) of your Target Bonus as then in effect, which will be paid in accordance with the Company’s regular payroll procedures; (2) reimbursement by the Company for the cost of premiums for your group health insurance continuation coverage under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for up to twelve (12) months following your termination of employment (the “Enhanced COBRA Premium Reimbursement”), provided that (x) you timely elect and remain eligible for continued coverage under COBRA, (y) such Enhanced COBRA Premium Reimbursement does not result in excise tax penalties for the Company under applicable laws (including, without limitation, Section 2716 of the Public Health Service Act), and (z) you substantiate such COBRA costs within thirty (30) days of each such monthly premium payment, which amount will be reimbursed within ten (10) business days after the Company’s determination that such substantiation is satisfactory; and (3) accelerated vesting as of the date your employment with the Company terminates in an amount equal to one hundred percent (100%) of the unvested shares or units subject to your then outstanding equity awards (including the RSU Award).

If your employment with the Company is terminated voluntarily by you for any reason, for Cause by the Company, or due to your death or disability, then (1) all vesting will terminate immediately with respect to your then outstanding equity awards; (2) all payments of compensation by the Company to you hereunder will terminate immediately (except as to amounts already earned); and (3) you will only be eligible for severance benefits in accordance with the Company’s established policies, if any, as then in effect.

In the event of your termination of employment with the Company, the preceding paragraphs are intended to be and are exclusive and in lieu of any other rights or remedies to which you or the Company may otherwise be entitled, whether at law, tort or contract, in equity, or under this letter.

Definitions	“Cause” will mean any of the following occurring during your employment by the Company (except with respect to clause (v) below): (i) personal dishonesty by you involving Company business or participation in a fraud against the Company, or breach of your fiduciary duty to Company; (ii) indictment or conviction of a felony or other crime involving moral turpitude or dishonesty; (iii) your willful refusal to comply with the lawful requests made of you by the Board reasonably related to his employment by the Company and the performance of his duties with respect thereto (but which will not include a request to waive or amend any portion of this letter or terminate this letter or to consent to an action that would result in your loss of a right under this letter); (iv) material violation of the Company’s policies, after written notice to you and an opportunity to be heard by the Board and his failure to fully cure such violations within a reasonable period of time of not less than thirty (30) days after such hearing; (v) threats or acts of violence in the workplace; (vi) unlawful harassment in the course of any business activity of any employee or independent contractor of the Company; (vii) theft or unauthorized conversion by or transfer of any Company asset or business opportunity to you or any third party; and (viii) a material breach by y of any material provision of this letter or any other agreement with the Company after written notice to you and an opportunity to be heard by the Board and his failure to fully cure such breach within a reasonable period of time of not less than thirty (30) days after such hearing.

“Change of Control” means the occurrence of one of the following events: (i) a change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Company; or (ii) a change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this clause (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change of Control; or (iii) a change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. For these purposes, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company. Notwithstanding the foregoing provisions of this definition, a transaction will not be deemed a Change of Control unless the transaction qualifies as a change in control event within the meaning of Section 409A (as defined below).

“Good Reason” means your resignation within ninety (90) days following the expiration of any Company cure period (discussed below) following the occurrence of one or more of the following, without your express written consent: prior to a Change of Control, (i) a material reduction of your duties, authority, or responsibilities, relative to your title, duties, authority, or responsibilities as in effect immediately prior to such reduction; or following a Change of Control: (A) the removal of you from the position held by you immediately prior to the Change of Control, provided that continued employment following the Change of Control with substantially the same responsibility with respect to the Company’s business and operations will not constitute “Good Reason” (for example, you will not have been removed from your position if you are employed by the Company, the acquiring company or one of its affiliates and you have substantially the same responsibilities with respect to the business of the Company as you had immediately prior to the Change in Control whether your title is revised to reflect your placement within the overall corporate hierarchy and whether you provide services to a subsidiary, affiliate, business unit or otherwise), or (B) a material reduction in your responsibilities, authority or status as such (which for this purpose will include a material reduction in the resources (financial, personnel and other) allocated to the Company’s business and under your direction, including reallocation of key personnel engaged in the Company’s business to other businesses of the acquiring company); or (ii) a material reduction of your base compensation (in other words, a material reduction in your Base Salary or Target Bonus or benefits) as in effect immediately prior to such reduction, other than reductions implemented as part of an overall Company-wide reduction program that is applied similarly to all executive officers and is no more than 20%; or (iii) a material change in the geographic location at which you must perform services (in other words, your relocation to a facility or an office location more than a 50-mile radius from your then current location); or (iv) a material breach by the Company of a material provision of this letter. Notwithstanding the foregoing, you agree not to resign for Good Reason without first providing the Company with written notice of the acts or omissions constituting the grounds for Good Reason within ninety (90) days of the initial existence of the grounds for Good Reason and a reasonable cure period of thirty (30) days following the date of such notice.

Release of Claims:	The receipt of any severance payment under this letter will be subject to you signing and not revoking the Release. No severance will be paid or provided until the Release becomes effective, which must occur within sixty (60) days following your termination of employment. Subject to any payment delay necessary to comply with Section 409A, your severance payment will be paid in cash and in full on the sixty-first (61st) day following your termination of employment. If you die before all amounts have been paid, such unpaid amounts will be paid to your designated beneficiary, if living, or otherwise to your personal representative in a lump-sum payment (less any withholding taxes) as soon as possible following your death.

Section 409A:	The Company intends that all severance payments made under this letter comply with, or be exempt from, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and any guidance promulgated thereunder (“Section 409A”) so that none of the payments or benefits will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. If, at the time of your termination of employment, you are a “specified employee” within the meaning of Section 409A and the severance benefits payable under this letter, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A (together, the “Deferred Payments”), payment of such Deferred Payments will be delayed to the extent necessary to avoid the imposition of the additional tax imposed under Section 409A, which generally means that you will receive payment on the first payroll date that occurs on or after the date that is six (6) months and one (1) day following your termination of employment. You and the Company agree to work together in good faith to consider amendments to this letter and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A. In no event will the Company reimburse you for any taxes that may be imposed on you as a result of Section 409A.

Fusion-io Policies and Employment Conditions:	As a condition of employment with Fusion-io, and in order to accept this offer of employment, please sign and date the attached “Fusion-io Policies, Procedures and Conditions of Employment” as well as the enclosed At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement. Please return copies of the signed documents in their entirety to me.

Acknowledgement:	You further acknowledge and agree that as a condition of your accepting employment, you are not entitled to any equity acceleration benefits under the restricted stock purchase agreement by and between you and IO Turbine, Inc.

Miscellaneous:	This letter agreement, and the other agreements referred to herein, set forth the entire understanding between the parties relating to the subject matter hereof and supersedes all prior agreements and understandings between you and the Company or IO Turbine, Inc., whether oral or in writing, related to the subject matter hereof; provided, however, that any stockholder noncompetition agreement, proprietary information and invention assignment agreement, or other confidentiality agreement shall not be superseded in any manner by this letter agreement. This letter agreement is entered into without reliance upon any promise, warranty or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties, representations or agreements in accordance with this letter agreement. It may not be amended or modified except by a written instrument signed by you and a duly authorized officer of Fusion-io. If any provision of this letter agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this letter agreement, which will remain in full force and effect. This letter agreement will be construed and interpreted in accordance with the laws of the State of California, without reference to the choice of law provisions thereof.

We have a dynamic organization and believe that you can make significant contributions to our continued success. In turn, we believe that working at Fusion-io will enable you to strengthen your own skills and expertise. We look forward to your favorable reply and to a productive and exciting work relationship.

Very truly yours,

/s/ David A. Flynn

David A. Flynn

Chief Executive Officer & President

Fusion-io, Inc.

cc:	Dennis P. Wolf, Chief Financial Officer & Executive Vice President
Shawn J. Lindquist, Chief Legal Officer & Executive Vice President
Kay Tolomeo, Vice President, Human Resources

Fusion-io Policies, Procedures, and Conditions of Employment

This document sets forth important benefits, obligations, restrictions, policies, procedures, and conditions (the “Fusion-io Policies”) related to your employment with Fusion-io. Please note that these Fusion-io Policies incorporate by reference the At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement (the “Confidentiality Agreement”). Please read these Fusion-io Policies and all related documents carefully before you agree to all of the terms by signing below. You may wish to consult an attorney prior to signing the Fusion-io Policies and the Confidentiality Agreement. The Fusion-io Policies, the Confidentiality Agreement and the Offer Letter (defined below) will be construed and interpreted in accordance with the laws of the State of California, excluding its conflict of law provisions.

Confidentiality Agreement

Fusion-io’s proprietary rights and confidential information are among the Company’s most important assets. As a condition of employment, you must sign the Confidentiality Agreement, a copy of which is included in the enclosed New Employee Packet. The Confidentiality Agreement requires, among other provisions, the assignment of patent rights to any invention made during your employment with Fusion-io. The Confidentiality Agreement also requires you and Fusion-io to arbitrate any dispute or claim arising out of or related to your employment with Fusion-io and to waive all rights to a trial or hearing before a court or jury.

Fusion-io Employee Handbook

After beginning employment, you agree to review the Fusion-io Employee Handbook, and agree to thoroughly familiarize yourself with the polices contained in the handbook and to abide by them. Additionally, from time to time, Fusion-io will communicate important changes to, and information about, its policies by way of electronic mail notification or the Fusion-io intranet. By signing these Fusion-io Policies, you agree to thoroughly review such policy communications and to abide by them.

U.S. Employment Eligibility, Background Checks, and Former Government Workers

In order to comply with the Immigration Reform and Control Act of 1986, the federal government requires the Company to examine, no later than three (3) days after your employment begins, documents which prove your legal right to work in the United States. In addition, if you have not already successfully completed the background screening process as part of the Company’s hiring process, this offer and your employment are contingent upon satisfactory results from your background check prior to the Effective Date (as defined in the Offer Letter). Failure to consent to and complete the background screening process is likely to cause Fusion-io to withdraw its offer of employment. Fusion-io is a government contractor, and, as such, certain federal, state, and local laws may place prohibitions or other restrictions on the ability of former government workers, or relatives of current or former government workers, to be employed by or to perform certain work on behalf of Fusion-io. By signing below, you are affirming that your employment with Fusion-io, and any work you perform while employed by Fusion-io, will not conflict with any such prohibitions or restrictions.

Offer Letter

Your starting compensation, position, and information about your anticipated stock option grant, if any, are set forth in the offer letter (“Offer Letter”) you received with these Fusion-io Policies. By signing these Fusion-io Policies, you are also agreeing to the terms set forth in the Offer Letter. Oral or written representations contradicting or supplementing the terms of the Offer Letter are not valid. In addition, by accepting our offer and signing below you are also confirming to us that you are under no contractual or other legal obligation that would prohibit or preclude you from performing your duties for Fusion-io.

Bonuses & Commissions

In general, if your position is eligible for incentive compensation payments, you will need to remain employed during the entire applicable bonus period or applicable commission period to be considered for such incentive payments for that period. Unless the applicable annual compensation plan for your position expressly provides otherwise, you are not entitled to pro rata bonus payments if you leave prior to the end of the applicable incentive compensation period and corresponding payout date. Except as provided in your Offer Letter, in the event of termination of employment, you will not be entitled to receive any commission or bonus payment in any particular year unless such commission or bonus has been fully earned as expressly provided under the applicable incentive compensation plan or applicable bonus policy prior to termination of employment. Management by Objective (MBO) bonuses may depend on management’s evaluation of individual performance as well as overall Company performance. Commissions and bonuses are earned and paid at the sole discretion of the Fusion-io.

Fusion-io Policies, Procedures, and Conditions of Employment

(continued)

Benefits

Fusion-io offers a comprehensive benefit program for which you may be eligible based on your employment status (e.g., full time work versus part time may impact eligibility). The benefit plans, costs, coverage levels and enrollment processes are outlined in the Benefit Summary enclosed with the New Employee Packet. You must make your Fusion-io benefits elections within the limited time period set forth in the communication that you will receive after beginning employment. Fusion-io reserves the right to change its benefits package at any time. Fusion-io’s benefit plans may require employee contributions. By signing these Fusion-io Policies, you authorize Fusion-io to deduct from your compensation any and all contributions associated with your elections under Fusion-io’s benefit plans, the Fusion-io 401(k) Plan, or any other benefit offered by Fusion-io in which you participate and for which an employee contribution is required.

At-Will Employment

Employment with Fusion-io is for no specific period of time and constitutes “at will” employment. As a result, you are free to resign at any time, for any reason or no reason at all. Similarly, Fusion-io will be free to conclude its employment relationship with you at any time and for any reason, with or without cause and with or without notice. Although your job duties, title, compensation and benefits, as well as Fusion-io’s personnel rules, policies, standards and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and by the Chief Executive Officer of Fusion-io. As an Fusion-io employee, you will be expected to abide by all Fusion-io rules, policies, standards and procedures in effect from time to time. Any contrary representations that may have been made to you are superseded by this offer.

Equal Employment Opportunity and Escalation Process

Fusion-io believes that all employees should be treated fairly and equitably in conformance with its Equal Employment Opportunity policies. We take personnel action without regard to race, color, national origin, sex, age, religion, sexual orientation, or disability. Our commitment to these policies applies to every phase of the employment relationship, and we make every effort to comply with these policies. If, however, you feel you have not been treated fairly in some way in your Fusion-io employment, you agree, before taking any other action, to make a written complaint to a Director of the Human Resources Department and to allow individuals within the Department a reasonable period of time in which to investigate and informally attempt to resolve your issues.

By signing below, you are agreeing that you have read and understood every provision of the Offer Letter, the above Fusion-io Policies, and the Confidentiality Agreement and that, in consideration for your employment at Fusion-io, you agree to abide by those terms. You acknowledge that your offer of employment is made contingent upon the closing of the Transaction (as defined in the Offer Letter). You further acknowledge that no other commitments were made to you as part of the hiring process, except as set forth in the Offer Letter, the above Fusion-io Policies, and the Confidentiality Agreement. Please return a signed copy of the Fusion-io Policies and the Confidentiality Agreement to Fusion-io’s Human Resources Department via facsimile (801.424.5990).

I HAVE READ AND ACCEPT THE OFFER LETTER AND, FUSION-IO POLICIES, AND THE CONFIDENTIALITY AGREEMENT:

Signature:       /s/ Richard W. Boberg

Name:               Richard W. Boberg

Address:

Date:                  8/3/2011